Exhibit (3.1)

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EASTMAN KODAK COMPANY

Eastman Kodak Company, a New Jersey corporation, pursuant to Section 14A:9-4 of the New Jersey Business Corporation Act, does hereby certify as follows:

FIRST:   The name of the corporation is Eastman Kodak Company (the “Corporation”).

SECOND:  Section 10(A) of Article III of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate”) is hereby amended by deleting the text of such Section 10(A) in its entirety and adding “[RESERVED].” in the place thereof.

THIRD:   Section 10(D) of Article III of the Certificate is hereby amended by deleting the word “special” therefrom with the result being that such Section 10(D) reads in its entirety as follows: “Except as set forth in this Section 10, Holders have no voting rights and their consent shall not be required for taking any corporate action.”

FOURTH:  The foregoing amendment to the Certificate was approved by the board of directors and thereafter duly adopted by the necessary shareholders of the Corporation on the 21st day of December, 2020.

FIFTH:     The total number of shares of capital stock of the Corporation entitled to vote on the amendment was 2,000,000, representing all outstanding shares of 5.50% Series A Convertible Preferred Stock (“Preferred Stock”).  There were no other classes of shares of capital stock authorized to vote.

SIXTH:      The number of shares voting for and against the amendment is as follows:

	Number of Shares Voted For Amendment	Number of Shares Voted Against Amendment
Preferred Stock	1,864,300	0

SEVENTH:   The amendments to the Certificate were approved without a meeting by a written consent of shareholders.  The number of shares represented by the written consent was 1,864,300 shares of Preferred Stock.

EIGHTH:   This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall become effective upon filing.

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IN WITNESS WHEREOF, James V. Continenza, being the Executive Chairman and Chief Executive Officer of the Corporation, has executed this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company on behalf of the Corporation on this 24th day of December, 2020.

EASTMAN KODAK COMPANY

By:	/s/ James V. Continenza
Name:	James V. Continenza
Title:	Executive Chairman and Chief Executive Officer

Attest:

By:	/s/ Roger W. Byrd
Name:	Roger Byrd
Title:	Secretary

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